                                    EXHIBIT 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Startech Environmental Corporation or any subsequent acquisitions or dispositions of equity securities of Startech Environmental Corporation by any of the undersigned.

Dated:  October 5, 2005

\ ARTHUR STEINBERG, as Receiver of Northshore Asset Management, LLC, and such of its affiliates and subsidiaries to the extent contemplated by the Court orders entered in the case pending in the United States District Court for the Southern District of New York

                                        By: /s/ Arthur Steinberg

                                             -----------------------------------
                                             Name: Arthur Steinberg
                                             Title: Receiver